Wiley appoints Karen N. Madden, Ph.D., to its Board of Directors

MilliporeSigma Chief Technology Officer Brings Extensive Science, Technology, and Innovation Leadership Experience

HOBOKEN, N.J. – March 5, 2025 – Wiley (NYSE: WLY), one of the world’s largest publishers and a trusted leader in research and learning, today announced the appointment of Karen N. Madden, Ph.D., to its Board of Directors. Madden is Senior Vice President and Chief Technology Officer at MilliporeSigma, the U.S. and Canada Life Science business of Merck KGaA, Darmstadt, Germany.

At MilliporeSigma, Madden shapes the Technology Roadmap and long-term R&D strategy, systematically exploring emerging opportunities that lead to breakthrough innovations. She leads the Life Science Innovation Board, ensuring a balance of long-term, high-impact programs with short-term, critical growth projects. Madden is also a member of MilliporeSigma’s Life Science Executive Team responsible for the overall leadership and governance of the more than $9 billion Life Science Business.

"Dr. Madden's extensive experience in science, technology, and innovation makes her an exceptional addition to our Board of Directors," said Matthew Kissner, President & CEO of Wiley. "Her strategic vision, expertise in driving innovation, and experience across the research and development process will be invaluable as we continue to transform our business and deliver trusted content and services that drive progress."

Madden actively engages with the global scientific community by building and managing relationships with key universities, start-up companies, customers, and industry organizations. She also serves as the U.S. Country Speaker for Merck KGaA, Darmstadt, Germany, representing the Group's strategic needs in the U.S. while driving collaboration among U.S.-based employees.

"I am honored to join Wiley's Board of Directors and contribute to an organization that for 218 years has helped shape global knowledge," said Madden. "In today's information landscape, Wiley's role in bringing vital research to the world and leveraging its authoritative content and data to benefit society, resonates deeply with me. I look forward to helping the company continue to innovate and grow."

Prior to joining MilliporeSigma, Madden served as Senior Vice President and Chief Innovation Officer at PerkinElmer, where she was responsible for driving innovation across all the company's businesses and end markets.

"Karen brings a wealth of knowledge in R&D and innovation that will be tremendously valuable to Wiley," said Jesse Wiley, Board Chair. "Her connection to the global research community and expertise in science and technology align perfectly with our commitment to advancing knowledge. We're thrilled to welcome her to our Board."

Madden earned her Ph.D. from Rutgers University Center for Advanced Biotechnology and Medicine in chemistry with a focus in molecular biology, biochemistry, and biophysics. She received her Master of Science in chemistry from the University of Pennsylvania and a Bachelor of Arts in chemistry with a focus in biochemistry from Boston University. She currently serves on the Board of the Analytical, Life Science, and Diagnostics Association and the New England Council and the Greater Boston Chamber of Commerce.

About the Life Science business of Merck KGaA, Darmstadt, Germany
The Life Science business of Merck KGaA, Darmstadt, Germany, which operates as MilliporeSigma in the U.S. and Canada, has more than 28,000 employees and more than 55 total manufacturing and testing sites worldwide, with a portfolio of more than 300,000 products focused on scientific discovery, biomanufacturing and testing services. Merck KGaA, Darmstadt, Germany, a leading science and technology company, operates across healthcare, life science and electronics.

Around 63,000 employees work to make a positive difference to millions of people’s lives every day by creating more joyful and sustainable ways to live. From providing products and services that accelerate drug development and manufacturing as well as discovering unique ways to treat the most challenging diseases to enabling the intelligence of devices – the company is everywhere. In 2023, Merck KGaA, Darmstadt, Germany, generated sales of € 21 billion in 65 countries.

The company holds the global rights to the name and trademark “Merck” internationally. The only exceptions are the United States and Canada, where the business sectors of Merck KGaA, Darmstadt, Germany, operate as MilliporeSigma in life science, EMD Serono in healthcare and EMD Electronics in electronics. Since its founding in 1668, scientific exploration and responsible entrepreneurship have been key to the company’s technological and scientific advances. To this day, the founding family remains the majority owner of the publicly listed company. For more information about Merck KGaA, Darmstadt, Germany, visit www.emdgroup.com.

About Wiley
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